Exhibit 99.1

October 26, 2007

Dear Shareholder:

I am pleased to announce that earnings per share for the first nine months of 2007 were up 6.9% over the same period in 2006. Earnings rose from $2.7 million for the first nine months of 2006 to $2.8 million for the same period in 2007. While net interest income for the first nine months of 2007 was up marginally from the nine month period ended September 2006, non-interest income was up 8.0% for the same period, while non-interest expenses were only up 1.1%.

The overall size of the balance sheet decreased during the first nine months of 2007 versus 2006 due to a combination of factors. First, we sold $6.1 million in federally guaranteed student loans because they were not meeting the yield threshold we would like to see on our loan portfolio. Second, a combination of a slowing residential real estate market and management’s desire to continue pricing commercial loans based on risk, rather than on competitive pricing have contributed to slower than expected growth within the loan portfolio. Finally, in the current investment climate we have not been reinvesting the run off in our securities portfolio until conditions in the economy become clearer.

Since the announcement of the pending merger with Camden National Bank in mid August we have received numerous comments about the attractiveness of the combination of the two institutions. We believe that the merger holds strategic value for both.

As always thank you for your continued support.

Peter A. Blyberg

President & Chief Executive Officer

NEWS RELEASE

October 26, 2007

Union Bankshares Reports Third Quarter Results

Ellsworth, Maine – Union Bankshares Company (the “Company”) (UNBH.OB), the parent company of Union Trust Company (the “Bank”), today announced net income for the quarter ended September 30, 2007 of $1.1 million, representing an increase of $23,000, or 2.2%, compared to $1.0 million for the three months ended September 30, 2006. Earnings per share for the three months ended September 30, 2007 were $0.99, an increase of 4.2%, compared to $0.95 per share for the same three month period last year. For the nine months ended September 30, 2007, earnings per share increased $0.17, or 6.9%, to $2.65 and net income increased $126,000, or 4.7%, to $2.8 million, compared to the nine months ended September 30, 2006.

Net interest income for the three months ended September 30, 2007 was $3.8 million, an increase of $170,000 over the same period of 2006. Net interest income for the nine months ended September 30, 2007 was $10.9 million, representing a slight increase of $29,000, or 0.3%, from the same period of 2006. The net interest margin for the nine months ended September 30, 2007 was 2.96% compared to 2.97% for the nine months ended September 30, 2006.

The Company’s allowance for loan losses was $4.3 million, or 1.14% of total loans at September 30, 2007 compared to $4.3 million, or 1.11% of total loans at September 30, 2006. The Company recorded a provision for loan losses of $40,000 and $0 for the quarters ended September 30, 2007 and 2006, respectively. Provision for loan losses for the nine months ended September 30, 2007 was $70,000 compared to $0 for the nine months ended September 30, 2006.

Non-interest income for the nine months ended September 30, 2007 totaled $4.9 million, an increase of $364,000, or 8.0%, compared to the first nine months of 2006. Increases in financial services fees and commissions, loan fees and other income were partially offset by a decline in service charges and fees on deposit accounts. Non-interest income for the third quarter of 2007 was $1.7 million, an increase of $167,000, or 11.1%, compared to the third quarter of 2006. The increase during the quarter was primarily due to higher financial services fees and commissions and other income.

Non-interest expense increased $127,000, or 1.1%, for the nine months ended September 30, 2007 compared to the same period in 2006. Increases in net occupancy and other expense were partially offset by decreases in salaries and employee benefits costs. Non-interest expense for the third quarter of 2007 was $4.0 million, an increase of $235,000, or 6.3%, compared to the third quarter of 2006. The increase in non-interest expense is primarily due to additional occupancy costs related to new facilities, increased salary and benefit expenses as well as increased legal and other professional fees. Included in the results for the third quarter are $74,000 of additional legal and other professional costs relating to the proxy challenge submitted by a dissident shareholder.

The Company’s total assets amounted to $550.7 million at September 30, 2007, a decrease of $13.2 million, or 2.3%, over September 30, 2006. The decrease in total assets is primarily attributable to a decline in the Bank’s loan portfolio, with total loans decreasing $6.7 million, or 1.8%, from one year ago. This decline is primarily due to a decrease in residential real estate loans driven by a weak housing market, as well as the sale of the student loan portfolio during the third quarter of 2007. The Company’s commercial real estate portfolio continued to expand, increasing by $7.9 million, or 10.3% at September 30, 2007, from September 30, 2006. Commercial and industrial loans also experienced growth with outstanding balances increasing $2.2 million, or 7.7% at September 30, 2007 compared to September 30, 2006. Investment securities totaled $135.8 million at September 30, 2007, a decrease of $4.9 million, or 3.5%, compared to September 30, 2006, as cash flows from maturing investments were used to repay short term borrowings.

Total deposits increased $7.1 million, or 2.1%, to $342.8 million at September 30, 2007, compared to September 30, 2006. Borrowings from the Federal Home Loan Bank, combined with other borrowings which primarily include repurchase agreements and junior subordinated debt securities, decreased $23.6 million, or 13.0% at September 30, 2007 compared to September 30, 2006.

Shareholders’ equity at September 30, 2007 totaled $43.2 million, or 7.9% of total assets, and the Company continued to exceed regulatory requirements for well capitalized institutions.

On August 14, 2007, the Company announced that it had entered into a definitive agreement to merge with and into Camden National Corporation (AMEX: CAC; “Camden”), the holding company for Camden National Bank, in a stock and cash transaction valued at approximately $72.5 million at the time of the announcement. Under the terms of the definitive agreement, the Company’s shareholders will have the right, subject to pre-ration, to elect to receive $68.00 in cash or 1.9106 shares of Camden common stock for each share of the Company’s stock. Elections are subject to allocation procedures that are intended to ensure that, after pro-ration, total consideration will be 40.0% cash and 60.0% Camden common stock. Camden National Bank operates 27 banking offices serving coastal, western, central and eastern Maine. The acquisition is expected to close in early 2008 subject to approval by the Company’s shareholders, as well as customary regulatory approvals.

Forward Looking Statements

This release contains “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	The Company’s loan portfolio includes loans with a higher risk of loss.

•	If the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.

•	Changes in interest rates could adversely affect the Company’s results of operations and financial condition.

•	The local economy may affect future growth possibilities.

•	The Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.

•	The Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations.

•	Competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans.

•

If the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits.

•

The Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline.

•	The Company may not be able to pay dividends in the future in accordance with past practice.

•	The Company and Camden may fail to satisfy the closing conditions in the merger agreement in a timely manner or at all.

•	The Company’s shareholders may fail to approve the merger agreement.

•	The Company and Camden may fail to obtain governmental approvals of the merger, or adverse regulatory conditions may be imposed in connection with such approvals.

•	Disruptions in the businesses of the Company and Camden could result from the pendency of the merger.

•	Integration costs following the merger may be higher than anticipated.

This list of important factors is not exclusive. Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

Union Bankshares Company

Peter A. Blyberg, (207) 667-2504 x240

President & Chief Executive Officer

pblyberg@uniontrust.com

or

Sally J. Hutchins, (207) 667-2504 x246

Senior Vice President & Treasurer

shutchins@uniontrust.com

Union Bankshares Company

Summary Financial Information

(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)

For the period ended September 30,

		2007		2006
Assets
Cash and due from banks		$11,554		$14,055
Investment securities		135,781		140,695
Loans		375,375		382,089
Less: allowance for loan losses		4,286		4,257
Net loans		371,089		377,832
Premises, furniture and equipment, net		8,661		8,406
Other assets		23,594		22,908

Total assets		$550,679		$563,896

Liabilities
Deposits		$342,768		$335,650
Advances from Federal Home Loan Bank		130,154		154,934
Junior subordinated debt securities		8,248		8,248
Other borrowed funds		19,093		17,886
Other liabilities		7,167		6,631

Total liabilities		507,430		523,349

Total shareholders’ equity		43,249		40,547

Total liabilities and shareholders’ equity		$550,679		$563,896

Consolidated Statements of Income (unaudited)
	For 3 Months Ended Sept 30,		For 9 Months Ended Sept 30,
	2007	2006	2007	2006
Interest and dividend income	$8,151	$7,611	$23,697	$21,853
Interest expense	4,372	4,002	12,793	10,978

Net interest income	3,779	3,609	10,904	10,875

Provision for loan losses	40	—	70	—

Net interest income after provision	3,739	3,609	10,834	10,875

Non-interest income	1,669	1,502	4,902	4,538
Non-interest expense	3,988	3,753	11,995	11,868

Income before income taxes	1,420	1,358	3,741	3,545

Income taxes	365	326	915	845

Net income	$1,055	$1,032	$2,826	$2,700

Return on average equity	10.00%	10.24%	8.95%	8.96%
Return on average assets	0.75%	0.73%	0.68%	0.66%
Efficiency ratio	70.67%	70.92%	73.19%	74.47%
Book value per share, period end			$40.54	$37.56
Earnings per share	$0.99	$0.95	$2.65	$2.48
Dividends per share	$0.43	$0.40	$1.29	$1.20
Weighted average shares	1,066,138	1,082,121	1,064,826	1,088,979